                                                                 EXHIBIT 3.01(a)

                                State of Delaware
                                                                 PAGE 1
                        Office of the Secretary of State
                       ----------------------------------

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "AMERICAN AXLE & MANUFACTURING, INC.", FILED IN THIS OFFICE ON THE
TWENTY-FIFTH DAY OF FEBRUARY, AT. 1994, AT 10 O'CLOCK A.M.






                                             /s/ Edward J. Freel
                       [SEAL]              -------------------------------------
                                            Edward J. Freel, Secretary of State


2355170 8100                                  AUTHENTICATION 9598005

991074375                                         DATE:  02-25-99

  STATE OF DELAWARE
  SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 10:00 AM 02/25/1994
  944028341 - 2355170

                                    RESTATED
                                   ----------
                          CERTIFICATE OF INCORPORATION
                         -------------------------------
                                       OF
                                       --
                      AMERICAN AXLE & MANUFACTURING. INC.
                    ---------------------------------------

                          ----------------------------

              Duly adopted pursuant to Sections 242 and 245 of the
                General Corporation Law of the State of Delaware

                          ----------------------------


     American Axle & Manufacturing, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on October 14, 1993.

     2. The sole director of the Corporation duly approved and adopted this Restated Certificate of Incorporation by written consent pursuant to Sections 141(f), 242 and 245 of the General Corporation Law of the State of Delaware on February 23, 1994 and submitted for consideration the proposed Restated Certificate of Incorporation to the sole stockholder of the Corporation. The sole stockholder of the Corporation duly approved and adopted this Restated Certificate of Incorporation by written consent in the manner and by the vote prescribed by Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware on February 23, 1994. This Restated Certificate of Incorporation is as follows:

       FIRST: The name of the Corporation is American Axle Manufacturing, Inc.

       SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

       THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

       FOURTH: The number of shares which the Corporation is authorized to have outstanding is 49,518 shares, consisting of (i) l3,334 shares of Class A Variable Rate Non-Voting Convertible Preferred Stock, $0.01 par value per share ("Class A Preferred Stock"), (ii) 50 shares of Class B 8% Non-Voting Preferred Stock, $0.01 par value per share ("Class B Preferred Stock") and (iii) 36,134 shares of Common Stock, $0.01 par value per share ("Common Stock"). Capitalized words and terms not otherwise defined herein shall have the meanings ascribed to them in subsection A.9. of this ARTICLE FOURTH.

    A. Class A Preferred Stock. The preferences, rights and privileges of the Class A Preferred Stock and the qualifications, limitations and restrictions thereof shall be as follows:

       1. Dividends.

          a. Payment. The holders of the Class A Preferred Stock shall be entitled to receive cash dividends as and when declared by the Board of Directors, out of the funds of the Corporation legally available therefor, in amounts to be determined as provided in subsection A.1.b. hereof. Such dividends, if any, shall be payable at least annually with respect to each Fiscal Year on the last day of the immediately succeeding March, commencing on March 31, 1995, pro rata to the holders of all outstanding Class A Preferred Stock as of the record date fixed for such dividend on the basis of the relative number of such shares held of record on that date by each holder

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 except as otherwise provided in subsection A.2. or A.3. hereof. Such dividends, if any, shall be cumulative as provided in subsection A.1.b. hereof. Accumulations of dividends shall not bear interest. Unless all dividends on, and required redemptions of, the Class A Preferred Stock payable through the current Fiscal Year shall have been paid or declared (and funds for the payment thereof set apart), no dividend shall be declared or paid and no other distribution shall be made on or with respect to any other class of capital stock of the Corporation. Unless all Class A Preferred Stock has been redeemed, no other class of capital stock of the Corporation, other than the Class B Preferred Stock which may be purchased, redeemed or retired at any time in the discretion of the Corporation's Board of Directors, shall be purchased, redeemed or retired, and no monies shall be made available for a sinking fund for such purpose.

          Except as set forth in the second sentence of this paragraph, no dividends on the Common Stock shall be paid or declared for any Fiscal Year such that, immediately after such payment and giving effect thereto, the amount of dividends paid on the Common Stock for such Fiscal Year divided by $20,000,000 shall exceed (i) the amount of dividends paid on the Class A Preferred Stock for such Fiscal Year, divided by (ii) $14,999.25 multiplied by the average number of shares of Class A Preferred Stock outstanding during such Fiscal Year. Notwithstanding the immediately preceding sentence, in addition to any dividend paid or payable pursuant to the immediately preceding sentence, the Board of Directors may declare a dividend payable on both the

 Common Stock and the Class A Preferred Stock (with Common Stock and Class A Preferred Stock being paid the same dividend per share) in any Fiscal Year in an aggregate amount not to exceed (A) the net income of the Corporation for the most recently completed Fiscal Year determined in accordance with generally accepted accounting principles ("GAAP'), consistently applied, multiplied by
 (B) the Preferred Stock Dividend Rate (as defined in subsection A.1.b. below) with respect to the most recently completed Fiscal Year; provided, however, that no such dividend shall be declared or paid unless (i) the Corporation will have retained earnings of not less than $20,000,000 immediately after the payment of such dividend, and (ii) all dividends on, and required redemptions of, the Class A Preferred Stock payable through the current Fiscal Year shall have been paid or declared (and funds for the payment thereof set apart).

          b. Calculation of Amount. The cash dividend payable with respect to each completed Fiscal Year, including any Fiscal Year in which all shares of Class A Preferred Stock are redeemed or the Corporation dissolves or is liquidated, shall be cumulative, and the amount thereof payable to all holders of Class A Preferred Stock for such Fiscal Year in the aggregate, shall be determined as follows:

      If Audited Cash Flow                           Dividend payable for
      for such Fiscal Year is:                       such Fiscal Year
      ---------------------------                    -------------------

     (1)   Less than  $20,000,000                    Zero

     (2)   Equal to or greater than                  Four percent (4%) per annum
           $20,000,000 but less than                 of $14,999.25 multiplied by
           30,000,000                                the average number of
                                                     shares of Class A Preferred
                                                     Stock outstanding during
                                                     such Fiscal

                                                     Year, not to exceed Eight
                                                     Million Dollars (8,000,000)

     (3)   Equal to or greater than                  Six percent (6%) per annum
           $30,000,000 but less than                 by of $14,999.25
           $40,000,000                               multiplied the average
                                                     numbers of shares of Class
                                                     A Preferred Stock
                                                     outstanding during  such
                                                     Fiscal Year, not to  exceed
                                                     Twelve Million  Dollars
                                                     ($12,000,000)

     (4)   Equal to or greater than                  Eight percent (8%) per
           $40,000,000                               annum  of $14,999.25
                                                     multiplied by the average
                                                     number of shares of Class A
                                                     Preferred Stock outstanding
                                                     during such Fiscal Year,
                                                     not to exceed Sixteen
                                                     Million Dollars
                                                     ($16,000,000)

 The average shares outstanding shall be computed by adding for each share of Class A Preferred Stock outstanding at any time during such Fiscal Year, the number of months such share was outstanding during such fiscal year (rounded to the nearest whole month) and dividing the result by 12. The required dividend described in this subsection A.1.b. shall accrue ratably during and for such Fiscal Year on each share of Class A Preferred Stock for each month during such Fiscal Year (rounded to the nearest whole month) that such share was outstanding. If payment of the full required dividend is not permitted by the Delaware General Corporation Law for any reason, the dividend shall be paid as soon as legally permitted thereafter.

      If the Class A Preferred Stock is not outstanding for the entire Fiscal Year, the dollar amounts in the column of the above table in this subsection A.1.b. hereof captioned "If Audited Cash Flow for such Fiscal Year is:" and the dollar amount in subsection (c)(ii) of the definition of "Audited Cash Flow" in subsection A.9. hereof shall be reduced by a fraction equal to the number of months any Class A Preferred Stock was outstanding during such Fiscal Year

(rounded to the nearest whole month) divided by 12. The percentages referred to in subsections A.1.b.(2), (3) and (4) above are referred to herein as the "Preferred Stock Dividend Rates."

               2. Redemption.

                  a. Optiona1 Redemption. Subject to subsection A.5.b. below, the corporation may, at its option, redeem shares of the Class A Preferred Stock, as a whole or in part, at any time and from time to time, including, without limitation, at any time immediately prior to the closing of any Public Offering.

                  b. Mandatory Redemption. Subject to subsection A. 5.b. below:

                     (1) Capita1 Cost Shortfall Redemption. On March 31, 2000, the Corporation shall redeem a number of full shares, if any, of then outstanding Class A Preferred Stock that can be redeemed with the Capital Cost Shortfall Amount.

                     (2) Cash Flow Redemption. Beginning March 31, 2001, and on March 31 of each Fiscal Year thereafter in which any Class A Preferred Stock is outstanding, the Corporation shall redeem a number of full shares, if any, of then outstanding Class A Preferred Stock that can be redeemed with seventy-five percent (75%) of Net Audited Cash Flow for the immediately preceding Fiscal Year.

                     (3) Total Redemption on December 31. 2003. On December 31, 2003, all then outstanding shares of Class A Preferred Stock shall be redeemed by the

          Corporation; provided however, that if the Corporation is prohibited by law from consummating such redemption or if the financial performance of the Corporation does not permit such redemption, then the Corporation shall not be required to redeem all of the Class A Preferred Stock, but the Corporation shall redeem the portion of the then outstanding shares of Class A Preferred Stock that it is permitted to redeem based on the financial performance of the Corporation and by law and the holders of such Class A Preferred Stock and the Corporation shall work in good faith to arrive at a mutually agreeable solution with regard to the total redemption of the remaining Class A Preferred Stock.

                  c. Class A Preferred Stock Redemption Price. In the event of any redemption of Class A Preferred Stock, there shall be paid to the holders thereof the redemption price of $14,999.25 per share, plus accrued but unpaid dividends, if any, on each such share, in the amounts specified in subsection A.1.b. hereof for all Fiscal Years through and including the date fixed for redemption (collectively, the "Class A Preferred Stock Redemption Price"); provided, however, that if the Class A Preferred Stock is redeemed on a date other than December 31 of any Fiscal Year (i) all accrued but unpaid dividends for periods prior to the Fiscal Year during which the date fixed redemption occurs shall be paid on the date fixed for redemption and (ii) all accrued but unpaid dividends for periods relating to the

 Fiscal Year during which the date fixed redemption occurs shall be paid on the next succeeding March 31.

                  d. Partial Redemptions. Redemptions of less than all of the outstanding shares of Class A Preferred Stock pursuant to this subsection A.2. shall be pro rata from each holder of such shares on the basis of the relative number of such shares outstanding and held of record by such holder at the time the Corporation elects or is obligated to make such redemption.

                  e. Redemption Procedure. Notice of every redemption shall be deposited in the U.S. mail, postage prepaid, not less than sixty (60) days before the Corporation elects or becomes obligated to redeem the Class A Preferred Stock, and addressed to each record holder of shares thereof at their respective addresses then appearing on the books of the Corporation and specifying (i) the redemption date, which date shall be not less than sixty (60) days after the date such notice is mailed nor on a date different from any required redemption date specified in this subsection A.2., and (ii) the depository, which shall be a bank or trust company located in Cleveland, Ohio or Detroit, Michigan, to whom such certificates representing such Class A Preferred Stock should be delivered.

                  f. Payment of Aggregate Class A Preferred Stock Redemption Price by Corporation. Not less than one (1) business day prior to a specified redemption date, the corporation shall deposit in good same day funds with the designated depository the aggregate Class A Preferred Stock Redemption Price for all shares of Class A Preferred Stock to be redeemed, less the amount of such Class A Preferred Stock Redemption Price equal to dividends on the redeemed shares relating to the Fiscal Year including the date fixed for redemption (the "Current Dividends"), which amount shall be paid at the time and in the manner set forth in subsection A.1. hereof. At or before the time of such deposit, the Corporation shall direct that the designated depository pay such amount by certified checks or wire transfer of funds to the respective holders of Class A Preferred Stock to be redeemed in amounts equal to the aggregate Class A Preferred Stock Redemption Price (less the Current Dividends) for all shares of Class A Preferred Stock to be redeemed by each such holder. Upon the Corporation having given the notice required under subsection A.2.e. hereof and having made such deposits, holders of Class A Preferred Stock to be redeemed pursuant to such call for redemption shall cease to be stockholders with respect to such Class A Preferred Stock as of the redemption date, and shall have, from and after the redemption date, no interest in or claim against the Corporation with respect to such Class A Preferred Stock, except only to receive such checks or wire transfer of funds, without interest, from the designated depository and Current Dividends.

                  g. Cancellation of Redeemed Stock. All shares of Class A Preferred Stock which are redeemed shall be retired and cancelled as of the date fixed for redemption, shall no longer be deemed to be outstanding and may not thereafter be reissued.

            3. Liquidation. In the event of liquidation or dissolution of the Corporation, after the payment or provision for payment of all of the liabilities of the Corporation and before any payment or other distribution is made on account of the Common Stock, there shall be paid to the holders of the Class A Preferred Stock the amount of the Class A Preferred Stock Redemption Price; provided, however, that the amount of accrued and unpaid dividends to be included therein shall be accrued up to the date of payment. After payment to the holders of the Class A Preferred Stock of the full preferential amount as provided above, such holders, as such, shall not be entitled to share further in the assets of the Corporation or in the proceeds of the liquidation. Nothing contained herein shall be construed to prohibit the retirement of the Class A Preferred Stock by purchase or redemption, and neither the purchase nor redemption of the Class A Preferred Stock, nor a merger, consolidation or reorganization of the Corporation, nor a sale, or lease or transfer of all or substantially all of the assets of the Corporation, shall be considered a liquidation or dissolution of the Corporation within the meaning of this subsection A.3. If the net assets of the Corporation legally available therefor or the proceeds therefrom are insufficient to permit the payment upon all outstanding shares of Class A Preferred Stock and Class B Preferred Stock of the full amount to which the holders thereof are entitled, then such net assets shall be distributed pro rata to each holder of such shares on the basis of the relative number of Class A Preferred Stock and Class B Preferred Stock shares outstanding and held of record by each such holder at the time of such payment multiplied by the amounts of the Class A Preferred Stock Redemption Price and the Class B Preferred Stock Redemption Price, respectively.

            4. Voting. The holders of the Class A Preferred Stock shall have no voting rights, except as required by law or as provided in subsection A.7. hereof.

            5. Conversion.

                  a. Public Offering Conversion. Simultaneously with the closing of any Public Offering, shares of Class A Preferred Stock then outstanding shall be convertible in whole or in part, at the option of the holders thereof, into Common Stock at the rate specified in subsection A.5.c. hereof. Such holders shall be responsible for the payment of any taxes arising from any such conversion.

                  b. Redemption Conversion. Upon receipt by any holder of any outstanding shares of Class A Preferred Stock of notice of redemption pursuant to subsection A.2. with respect to a redemption of such shares by the Corporation in accordance with subsection A.2., all such shares called for redemption by the Corporation and held by any such holder or holders shall be convertible in whole and not in part, at the option of each such holder, into Common Stock at the rate specified in subsection A.5.c. hereof. Each such holder Shall be responsible for the payment of any taxes arising from any such conversion.

                  c. Conversion Rate. Each share of Class A Preferred Stock shall be convertible into one (1) share of Common Stock.

                  d. Conversion Procedure for Public Offering Conversion. At all times that any shares of Class A Preferred Stock are outstanding, the Corporation shall give written notice to the holders of Class A Preferred Stock of the Corporation's intention to engage in a Public Offering not less than ninety (90) days prior to the date of first filing a registration statement with respect to such proposed Public Offering with the Securities and Exchange Commission. Any holder of shares of Class A Preferred Stock desiring to convert all or any portion of such shares, within sixty (60) days after his or its receipt of written notice from the Corporation informing such stockholder of the Corporation's proposed Public Offering and the percentage of shares held by existing holders of Common Stock being sold in the Public Offering and requesting delivery of the certificate or certificates evidencing any such shares to be so converted, shall deliver or cause to be delivered to the Secretary of the Corporation (the "Secretary") at the principal office of the Corporation such certificate or certificates, together with a notice signed by or on behalf of such holder notifying the Secretary of the number of shares of Class A Preferred Stock that he or it desires to convert.

                  e. Conversion Procedure for Redemption Conversion. Not less than five (5) days prior to a specified redemption date (as provided in subsection A.2.e.) with respect to a redemption by the Corporation pursuant to subsection A.2., the holders of shares of Class A Preferred Stock desiring to convert all or, if permitted, any portion of such shares shall deliver or cause to be delivered to the Secretary at the principal office of the Corporation the certificate or certificates evidencing any such shares to be so converted, together with a notice signed by or on behalf of such holder notifying the secretary of the number of shares of Class A Preferred Stock that he or it desires to convert into shares of Common Stock.

                  f. Certain Other Provisions. Upon receipt by the Secretary of a certificate or certificates representing Class A Preferred Stock, together with the foregoing described notice pursuant to subsection A.5.d. or A.5.e., the Corporation shall at the closing of such Public Offering or on the specified redemption date, as the case may be, deliver or cause to be delivered to the converting holder (i) a certificate or certificates (issued in such name or names and in such denomination or denominations as the converting holder has specified) representing the number of shares of Common Stock issuable by reason of such conversion, and (ii) a certificate representing any Preferred Shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted. Shares of Class A Preferred Stock which have been converted hereunder shall revert to the status of unissued shares and shall not be reissued, and such shares may be eliminated as provided by law. The Corporation shall not be required to issue any fractional shares of its Common Stock in connection with any conversion of Class A Preferred Stock, but shall, in lieu thereof, pay cash equal to the corresponding fraction of the price of an integral share of Common Stock.

     Upon conversion as provided for in this subsection A.5., the holders of the converted Class A Preferred Stock, as such, shall cease to be stockholders with respect to such shares as of the date of conversion, and no such holder shall have any claim against the Corporation with respect to such Class A Preferred Stock, except only to receive the shares of Common Stock into which the Class A Preferred Stock is convertible. For purposes of subsection A.5.d., the date of conversion shall mean the date of the closing of the Public Offering. For purposes of subsection A.5.e., the date of conversion shall mean the date specified for redemption.

     Thirteen thousand three hundred thirty-four (13,334) shares of Common Stock shall initially be set aside and reserved and such shares shall be issued only in conversion for Class A Preferred Stock as provided in this subsection A.5. Common Stock set aside under this paragraph shall be increased or decreased as the case may be to permit the conversion of all outstanding shares of Class A Preferred Stock into Common Stock.

     The provisions for conversion of the Class A Preferred Stock set forth in this subsection A.5. shall be subject to all applicable statutory limitations and restrictions.

            6. Antidilution of Conversion Rights. Any stock, warrant, option (except any option to purchase Common Stock granted to the Corporation's chief executive officer for not more than 2,B00 shares), right or other security dividend, stock split, reverse stock split, capital reorganization, reclassification, consolidation, merger, share exchange or sale of all or substantially all of the Corporation's assets to another person which is effected in such a way that holders of Common Stock are entitled to receive (either directly, or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation will make appropriate provisions to insure that each holder of Class A Preferred Stock will, and pursuant to this subsection A.6. each holder of Class A Preferred Stock will, thereafter have the right to acquire and receive, in lieu of or in addition to the shares of Common Stock, as the case may be, immediately theretofore acquirable and receivable upon the conversion of such holder's shares of Class A Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted his or its shares of Class A Preferred Stock immediately prior to such Organic Change. In any such case, the Corporation will make appropriate provisions to insure that the provisions of this subsection
A.6. will thereafter be applicable to the Class A Preferred Stock. The Corporation will not effect any such consolidation, merger, share exchange or sale, unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. The Corporation will use its best efforts to give written notice to the holders of the Class A Preferred Stock at least thirty (30) days prior to the date on which any Organic Change will take place. In the event of an occurrence of the type contemplated by the foregoing provisions of this subsection A.6., but which is not expressly provided for by such provisions, the Corporation's Board of Directors will make an appropriate adjustment in the conversion procedure so as to protect the holders of the Class A Preferred Stock from dilution of their conversion rights.

            7. Amendments to This Section A. Notwithstanding the provisions of subsection A.4. hereof, the affirmative vote of the holders of at least a majority of the Class A Preferred Stock, voting separately as a class, shall be necessary to (i) adopt any amendment after the date hereof to this ARTICLE FOURTH of this Amended and Restated Certificate of Incorporation, except an amendment to this ARTICLE FOURTH to effect a stock split or authorization of additional shares of Common Stock, or both, in either event in contemplation of, and to be effective upon the consummation of, a Public Offering, provided that the additional number of shares of Common Stock shall not exceed the number of shares to be sold in such Public Offering, including any such shares included in an underwriter's over-allotment option (whether or not exercised), plus 10% of the total number of shares of Common Stock and Class A Preferred Stock to be outstanding immediately after such Public Offering, or (ii) approve any merger, consolidation or share exchange involving the Corporation or any sale of all or substantially all of the Corporation's assets.

      This subsection A.7. shall provide no voting rights to the holders of Class A Preferred Stock except as to the matters explicitly set forth in this subsection.

            8. Preemptive Rights. Except as expressly set forth in subsection
A.6. hereof, holders of Class A Preferred Stock shall not be entitled on account of holding such shares to preemptive rights or other rights to acquire or subscribe for additional shares or securities of the Corporation authorized to be issued.

            9. Definitions. As used in this Amended and Restated Certificate of Incorporation, the following words and terms shall have the meanings ascribed to them below:

     "Affiliate" means, as to the Corporation: (i) any director, officer
(other than an assistant secretary or assistant treasurer), or 5% or greater stockholder of the Corporation; (ii) any corporation, association, firm, or other entity of which any of the entities or persons listed in clause (i) immediately above is a member, director, officer, or 5% or greater stockholder: and (iii) any other person, directly or indirectly controlling or controlled by or under direct or indirect common control with the Corporation.

      "Audited Cash Flow" means, for each Fiscal Year, the audited net income after tax of the Corporation for such Fiscal Year, plus:

                  (a) the aggregate amount of all depreciation expense incurred by the Corporation with respect to such Fiscal Year;

                  (b) the aggregate amount of all payments (excluding Ordinary Course Payments) made to any Affiliate of the Corporation during such Fiscal Year; and

                  (c) any non-cash expense accrued but not paid within two years after the date such accrual is made (including, for example, a reserve required by adoption of a new Financial Accounting Standard Board statement); and minus

                     (i) capitalized Facility Improvement Items with respect to each Fiscal Year during the period through December 31, 1999; and

                     (ii) with respect to each Fiscal Year during the period through December 31, 1999, $60 million, or with respect to each Fiscal Year beginning on or after January 1, 2000, the sum of the amounts of all actual capital expenditures.

All of the foregoing shall be determined by the Corporation's independent auditors in accordance with GAAP, consistently applied.

                  "Capital Cost Shortfall Amount" means the amount, if any, by which Three Hundred Sixty Million Dollars ($360,000,000) exceeds the sum of (1) the total of all capital expenditures, committed capital expenditures (in an amount not to exceed $5,000,000), and Facility Improvement Items expensed (and not capitalized) during the Fiscal Years on and from the date of first issuance of the Class A Preferred Stock through December 31, 1999, and (2) $14,999.25 multiplied by the number of shares of Class A Preferred Stock redeemed prior to December 31, 1999. The $360,000,000 figure in this definition shall be prorated for any partial Fiscal Years to which it is applied.

                  "Facility Improvement Items" means, collectively, any costs related to the removal and replacement of (1) PCB-contaminated equipment, (2) asbestos-containing material, (3) wood floor block and (4) underground storage tanks.

                  "Fiscal Year" means the twelve (12) month period ending December 31 of any year.

                  "Net Audited Cash Flow" means, for each Fiscal Year, the Audited Cash Flow for such Fiscal Year plus the amount of any capital expenditures during such Fiscal Year included in the Capital Cost Shortfall Amount calculation as "committed capital expenditures" for the purposes of making the Capital Cost Shortfall Redemption, and minus the aggregate amount of
(i) all dividends paid with respect to the Class A Preferred Stock for such Fiscal Year, and (ii) all principal payments made on scheduled debt service for such Fiscal Year.

                  "Ordinary Course Payment" means any of the following paid to an Affiliate: (i) payment of reasonable compensation for services (including salary, bonus and fringe benefits) to an Affiliate who is a full-time employee of the Corporation, and reimbursement of reasonable expenses to an Affiliate who is a full-time employee of the Corporation, (ii) reasonable director's fees and reimbursement of expenses of directors of the Corporation in attending meetings of the Board of Directors and performing the functions of a director of the Corporation; and (iii) payments for goods or services supplied by an Affiliate to the Corporation in the ordinary course of the corporation's business on terms no less favorable to the Corporation than could be obtained from a Person who is not an Affiliate.

                  "Public Offering" means the closing of a sale to the public by the Corporation or any stockholder of the Corporation of any securities of the Corporation pursuant to an effective registration statement (except for registration statements concerning business combinations or employee benefit plans) for such shares filed with the Securities and Exchange Commission by the Corporation under the Securities Act of 1933, as amended.

         B. Class B Preferred Stock. The preferences, rights and privilegs of the Class B Preferred Stock and the qualifications, limitations and restrictions thereof shall be as follows:

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      1. Dividends.

         a. Payment. The holders of the Class B Preferred Stock shall be entitled to receive cash dividends with respect to each Fiscal Year the Class B Preferred Stock is outstanding as and when declared by the Board of Directors, out of the funds of the Corporation legally available therefor, in the amount of 8% per annum of the liquidation preference of $10,000 per share. Such dividends shall be payable at least annually with respect to each Fiscal Year on the last day of the immediately succeeding March, commencing on March 31, l995, pro rata to the holders of all outstanding Class B Preferred Stock as of the record date fixed for such dividend on the basis of the relative number of such shares held of record on that date by each holder. Such dividends shall be cumulative as provided in subsection B.1.b. hereof. Accumulations of dividends shall not bear interest.

         b. Cumulative. The cash dividend payable with respect to each completed Fiscal Year, including any Fiscal Year in which all shares of Class B Preferred Stock are redeemed or the Corporation dissolves or is liquidated, shall be cumulative.

      2. Redemption.

         a. Optional Redemption. The Corporation may, at its option, redeem shares of the Class B Preferred Stock, as a whole or in part, at any time and from time to time on or after April 1, l995.

         b. Class B Preferred Stock Redemption Price. In the event of any redemption of Class B Preferred Stock, there

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


shall be paid to the holders thereof the redemption price of $10,000 per share, plus accrued but unpaid dividends on each such share for all Fiscal Years through and including the date fixed for redemption (collectively, the "Class B Preferred Stock Redemption Price").

         c. Partial Redemption's. Redemptions of less than all of the outstanding shares of Class B Preferred Stock pursuant to this subsection B.2. shall be pro rata from each holder of such shares on the basis of the relative number of such shares outstanding and held of record by such holder at the time the Corporation elects or is obligated to make such redemption.

         d. Redemption Procedure. Notice of every redemption shall be deposited in the U.S. mail, postage prepaid, not less than fifteen (15) days before the corporation elects to redeem the Class B Preferred Stock, and addressed to each record holder of shares thereof at their respective addresses then appearing on the books of the Corporation and specifying (i) the redemption date, which date shall be not less than fifteen (15) or more than sixty (60) days after the date such notice is mailed, and (ii) the depository, which shall be a bank or trust company located in Cleveland, Ohio or Detroit, Michigan, to whom such certificates representing such Class B Preferred Stock should be delivered.

         e. Payment of Aggregate Redemption Price by Corporation. Not less than one (1) business day prior to a specified redemption date, the Corporation shall deposit in good same day funds with the designated depository the aggregate Class

 B Preferred Stock Redemption Price for all shares of Class B Preferred Stock to be redeemed. At or before the time of such deposit, the Corporation shall direct that the designated depository pay such amount by certified checks or wire transfer of funds to the respective holders of Class B Preferred Stock to be redeemed in amounts equal to the aggregate Class B Preferred Stock Redemption Price for all shares of Class B Preferred Stock to be redeemed by each such holder. Upon the Corporation having given the notice required under subsection B.2.d. hereof and having made such deposits, holders of Class B Preferred Stock to be redeemed pursuant to such call for redemption shall cease to be stockholders with respect to such Class B Preferred Stock as of the redemption date, and shall have, from and after the redemption date, no interest in or claim against the Corporation with respect to such Class B Preferred Stock, except only to receive such checks or wire transfer of funds, without interest, from the designated depository.

         f. Cancellation of Redeemed Stock. All shares of Class B Preferred Stock which are redeemed shall be retired and cancelled as of the date fixed for redemption, shall no longer be deemed to be outstanding and may not thereafter be reissued.

      3. Liquidation. In the event of liquidation or dissolution of the Corporation, after the payment or provision for payment of all of the liabilities of the Corporation and before any payment or other distribution is made on account of the Common Stock, there shall be paid to the holders of the Class

 B Preferred Stock the amount of the Class B Preferred Stock Redemption Price: provided, however, that the amount of accrued and unpaid dividends to be included therein shall be accrued up to the date of payment. After payment to the holders of the Class B Preferred Stock of the full preferential amount as provided above, such holders, as such, shall not be entitled to share further in the assets of the Corporation or in the proceeds of the liquidation. Nothing contained herein shall be construed to prohibit the retirement of the Class B Preferred Stock by purchase or redemption, and neither the purchase nor redemption of the Class B Preferred Stock, nor a merger, consolidation or reorganization of the Corporation, nor a sale, or lease or transfer of all or substantially all of the assets of the Corporation, shall be considered a liquidation or dissolution of the Corporation within the meaning of this subsection B.3. If the net assets of the Corporation legally available therefor or the proceeds therefrom are insufficient to permit the payment upon all outstanding shares of Class B Preferred Stock and Class A Preferred Stock of the full amount to which the holders thereof are entitled, then such net assets shall be distributed pro rata to each holder of Class B Preferred Stock and Class A Preferred Stock shares on the basis of the relative number of such shares outstanding and held of record by each such holder at the time of such payment multiplied by the amounts of the Class B Preferred Stock Redemption Price and the Class A Preferred Stock Redemption Price, respectively.

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


            4. Voting. The holders of the Class B Preferred Stock shall have no voting rights, except as required by law.

            5. Preemptive Rights. Holders of Class B Preferred Stock shall not be entitled on account of holding such shares to preemptive rights or other rights to acquire or subscribe for additional shares or securities of the Corporation authorized to be issued.

      C. Common Stock. The preferences, rights and privileges of the Common Stock, and the qualifications, limitations and restrictions thereof, shall be as follows. Except as set forth above with respect to dividends, the shares of Common Stock shall be subject to the preferences, rights and privileges of the Class A Preferred Stock and the Class B Preferred Stock. Each share of Common Stock shall be equal to every other share of Common Stock. The holders of shares of Common Stock shall be entitled to one (1) vote for each share of Common
Stock upon all matters presented or required to be presented to the stockholders for a vote. Holders of Common Stock shall not be entitled on account of holding such stock to preemptive rights or other rights to acquire or subscribe for additional stock or securities of the Corporation authorized to be issued.

         FIFTH: The number of directors which shall constitute the whole board shall be fixed by, or in the manner provided in, the By-laws of the Corporation. Meetings of stockholders shall be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided in the By-laws, or, if not so designated, at the registered office of the

Corporation in the State of Delaware. Election of directors need not be by written ballot unless and to the extent that the Bylaws of the Corporation so provide.

         SIXTH: In furtherance and not in limitation of the powers conferred by statute, a majority in number of the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the Corporation.

         SEVENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them, and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of
Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing fifty-one percent (51%) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, and/or holders of a majority of the outstanding shares of Class A Preferred Stock, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, such compromise or arrangement and such reorganization shall, if sanctioned by the court to which such application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

         EIGHTH: In the event any provision (or portion thereof) of this Restated Certificate of Incorporation shall be found to be invalid, prohibited, or unenforceable for any reason, the remaining provisions (or portions thereof) of this Restated Certificate of Incorporation shall be deemed to remain in full force and effect, and shall be construed as if such invalid, prohibited, or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of the Corporation and its stockholders that each such remaining provision (or portion thereof) of this Restated Certificate of Incorporation remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, notwithstanding any such finding.

         NINTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         Any repeal or modification of the foregoing provisions of this ARTICLE NINTH by the stockholders of the Corporation shall be prospective only and shall not adversely affect any

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


right or protection of a director of the Corporation existing at the time of such repeal or modification for or with respect to any act or omission of a director occurring prior to such repeal or modification.

         TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

         ELEVENTH: Except as otherwise provided in this Restated Certificate of Incorporation or the By-laws of the Corporation, notwithstanding any provisions in the General Corporation Law of the State of Delaware now or hereafter in effect, requiring for any purpose the vote, consent, waiver or release of the holders of a designated proportion (but less than all) of the stock of the Corporation or of any particular class or classes of stock, as the case may be, the vote, consent, waiver or release of the holders of stock entitling them to exercise a majority of the voting power of the shares of the Corporation or of any class or classes of shares, as the case may be, shall be required and sufficient for any such purpose.

         TWELFTH: The Corporation is to have perpetual existence.

         THIRTEENTH: This Restated Certificate of Incorporation supersedes and replaces in its entirety the original Certificate of Incorporation filed by the Corporation on October 14, 1993.

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


         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its Vice President and attested by its Secretary as of this 23rd day of February, 1994.

                                             AMERICAN AXLE & MANUFACTURING, INC.



                                             By: /s/ R. Matthew Kent
                                               ---------------------------------
                                               R. Matthew Kent, Vice President
Attest:



/s/ Robert J. Peterson,
--------------------------------
Robert J. Peterson, Secretary

                                      -29-